Exhibit 99.1

NEWS RELEASE

For more information contact:

FEI Company

Fletcher Chamberlin

Investor Relations

(503) 726-7710

FEI Company Reports Results for Second Quarter of 2005

Company Details Impairment, Restructuring and Other Charges Related to Profit Improvement Plans

HILLSBORO, Ore., August 3, 2005 — FEI Company (NASDAQ: FEIC) reported final results for the second quarter of 2005.  The company also detailed the impairment, restructuring and other charges outlined in the July announcement.

Net sales for the quarter ended July 3, 2005 were $107.5 million, compared with net sales of $108.5 million in the second quarter of 2004 and net sales of $121.0 million for the first quarter of 2005.

Bookings in the second quarter totaled $112.8 million, resulting in a book-to-bill ratio of 1.05 and a record backlog of $168.6 million at the end of the quarter.

The GAAP net loss for the second quarter of 2005 was $67.4 million, compared with net income of $3.1 million in the second quarter of 2004 and $3.4 million in the first quarter of 2005.  The loss per diluted share in the latest quarter was $2.01, compared with earnings per diluted share of $0.08 in the second quarter of 2004 and $0.09 in the first quarter of 2005.

Included in the latest quarter were the following gain and charges:

•                  a gain of $0.8 million from the sale of the secondary ion mass spectrometer product line, included in selling, general and administrative expense;

•                  a charge of $1.8 million related to the repurchase and retirement of $70 million face value of the company’s 5.5% convertible notes, included in interest expense;

•                  charges for the write-down of inventory and capitalized software of $6.4 million, included in cost of goods sold;

•                  charges for restructuring, reorganization and moving expenses, primarily for a reduction in force of approximately 30 employees, of $1.1 million, included as a separate line item;

•                  an impairment in an equity investment in a non-public company of $0.8 million, included in other non-operating expense;

•                  charges for impairment of goodwill and certain fixed, intangible and other assets related primarily to parts of the company’s semiconductor business, totaling $37.5 million and included as a separate line item;

•                  income tax expense of $19.8 million including $14.3 million due to a re-evaluation of the company’s deferred tax assets and $5.5 million for foreign, local and other income taxes.

These gains and charges totaled $66.6 million or $1.99 per basic and diluted share.

Revenue for the quarter of $107.5 million is below the range of guidance from July 11th due to the exclusion from revenue of $3.1 million from an April 2005 shipment to an Asian customer due to collectability concerns.  The company has decided to defer recognition of this revenue until the matter is resolved.

“As we announced several weeks ago, delays in expected orders from the semiconductor market led to the decline in revenue and lower earnings compared with the first quarter,” said Vahé A. Sarkissian, chairman, president and chief executive officer of FEI.  “Paced by the very positive customer response to our new TitanTM scanning/transmission electron microscope, bookings from our industry and institute market grew 48% from last year’s second quarter.  Demand from the volatile data storage market was also strong, with bookings up 56% from the first quarter level, matching last year’s second quarter level and the second highest in the company’s history of selling to that market.

“We expect increased bookings in the second half of the year,” added Sarkissian, “and they are expected to generate a sequential revenue increase in the fourth quarter.  When that is combined with reduced costs and lower break-even level from our ongoing restructuring actions, we expect improved operating earnings, exclusive of anticipated second half restructuring costs.”

Cash used in operations was $11.9 million for the quarter.  Capital spending for the quarter was $4.7 million, and depreciation expense was $4.0 million.  Inventory turnover was 3.1 times in the second quarter unchanged from the first quarter of 2005.  Accounts receivable decreased by $18.5 million from the prior quarter, while days sales outstanding improved to 99 days, compared with 102 days at the end of the first quarter.  While completing the $70 million note repurchase, the company continued to maintain a strong balance sheet, with cash and short and long term investments of $276.1 million, convertible debt of $225.0 million (due in 2008) and shareholders’ equity of $293.3 million as of July 3, 2005.

Third Quarter 2005 Guidance and Fourth Quarter Preliminary Outlook

FEI currently expects net sales for the third quarter of 2005 to be flat to down slightly from the second quarter in the range of $100 million to $108 million.  As previously announced, the company expects approximately $15 million of additional restructuring charges in the second half of 2005, with up to $8 million projected in the third quarter.  The final amounts and allocation of these charges between the third quarter and fourth quarters will depend on the timing of severance, employee relocations, inventory valuations and facility closings.  The company expects a pre-tax loss to range from $8 million to $12 million in the third quarter, assuming $8 million of restructuring charges in the quarter.  In addition, tax expense for the quarter is estimated to range from $2 million to $4 million.  FEI is forecasting its fourth quarter 2005 revenues to be up at least 10% over the third quarter.  The company expects that bookings will be greater than revenue in both the third and fourth quarters, and it will exit 2005 with a record backlog.  For reasons why the company’s actual results may differ from guidance, please see the section titled “Safe Harbor Statement” below.

Investor Conference Call — 2:00 p.m. PDT Wednesday, August 3, 2005

Parties interested in listening to FEI’s quarterly conference call may do so by dialing 1-800-366-7449 (domestic, toll-free) or 1-303-262-2191 (international) and asking for the FEI Q2 Earnings call. The call can also be accessed via the web by going to FEI’s Investor Relations page at http://www.feicompany.com, where the webcast will also be archived. A telephone replay of the call will also be accessible for one month by dialing 1-800-405-2236 (US) or 1-303-590-3000 (international) and entering the access code 11036222#.

About FEI

FEI’s Tools for Nanotech™, featuring focused ion- and electron-beam technologies, deliver 3D characterization, analysis and modification capabilities with resolution down to the sub-Ångstrom level. With R&D centers in North America and Europe and sales and service operations in more than 40 countries around the world, FEI is bringing the nanoscale within the grasp of leading researchers and manufacturers and helping to turn some of the biggest ideas of this century into reality. More information can be found on the FEI website at: http://www.feicompany.com.

Safe Harbor Statement

This news release contains forward-looking statements that include our guidance for the third and fourth quarters of 2005 and statements about future bookings, revenue, backlog, earnings, restructuring plans, tax expense and profitability. Factors that could affect these forward-looking statements include, but are not limited to, the continued growth in nanotechnology markets in general and more particularly, the strength of the scientific research, semiconductor and data storage markets; cyclical changes in the data storage and semiconductor industries; fluctuations in foreign exchange and interest rates; our continued ability to maintain deferral accounting of hedge transactions; reduced profitability due to failure to achieve or sustain margin improvement or cost reductions; lower than expected customer orders; cancellation of customer orders; increased competition and new product offerings from competitors; lower average sales prices and reduced margins on some product sales due to increased competition; failure of the company’s products and technology to find acceptance with customers; delays in shipping new products; changes in the mix of products sold in a quarter; unfavorable business conditions and lack of growth in the general economy, both domestic and foreign; failure to accurately estimate the amounts and timing of restructuring charges; delays in or failure to complete restructurings in the second half of 2005; timing of facilities closings, relocations, severance and other charges included in restructurings; additional restructurings and reorganizations not presently anticipated; the geographic location where tax expense is incurred; reduced sales due to geopolitical risks; changes in trade policies and tariff regulations; additional research and development expenses; inability to overcome technological barriers; additional selling, general and administrative expenses; additional costs related to future merger and acquisition activity; and failure of the company to achieve anticipated benefits of current or future acquisitions, including failure to achieve financial goals and integrate the acquisitions successfully.  Please also refer to our Form 10-K, Forms 10-Q and other filings with the U.S. Securities and Exchange Commission for additional information on these factors and other factors that could cause actual results to differ materially from the forward-looking statements. FEI assumes no duty to update forward-looking statements.

FEI Company and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	July 3,	April 3,	December 31,
	2005	2005	2004
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$88,280	$158,257	$130,682
Short-term investments in marketable securities	126,166	160,889	173,681
Receivables	116,877	135,406	160,276
Inventories	91,976	92,604	87,783
Deferred tax assets	2,032	7,394	8,365
Other current assets	30,344	22,936	29,804

Total current assets	455,675	577,486	590,591

NON-CURRENT INVESTMENTS IN MARKETABLE SECURITIES	57,264	36,614	33,850

LONG-TERM RESTRICTED CASH	4,359	3,963	4,177

PROPERTY PLANT AND EQUIPMENT, NET	65,312	71,270	71,550

PURCHASED TECHNOLOGY, NET	9,603	20,613	22,080

GOODWILL	19,892	41,476	41,486

DEFERRED TAX ASSETS	6,690	24,409	18,555

OTHER ASSETS, NET	49,076	55,912	59,505

TOTAL	$667,871	$831,743	$841,794

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$34,244	$41,266	$36,618
Current accounts with Philips	2,757	4,766	4,240
Accrued payroll liabilities	10,898	13,762	15,070
Accrued warranty reserves	8,479	9,784	10,052
Deferred revenue	42,278	44,809	43,349
Income taxes payable	9,074	5,390	7,962
Accrued restructuring, reorganization and relocation	693	706	1,020
Other current liabilities	31,257	30,875	37,128

Total current liabilities	139,680	151,358	155,439

CONVERTIBLE DEBT	225,000	295,000	295,000

DEFERRED TAX LIABILITIES	5,076	5,638	6,412

OTHER LIABILITIES	4,831	5,195	5,373

SHAREHOLDERS’ EQUITY:
Preferred stock - 500 shares authorized; none issued and outstanding		—	—
Common stock - 70,000 shares authorized; 33,653; 33,493 and 33,413 shares issued and outstanding at July 3, 2005; April 3, 2005; and December 31, 2004	318,769	317,777	315,632
Accumulated earnings (deficit)	(41,854)	25,500	22,077
Accumulated other comprehensive income	16,369	31,275	41,861

Total shareholders’ equity	293,284	374,552	379,570

TOTAL	$667,871	$831,743	$841,794

FEI Company and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Thirteen Weeks Ended			Twenty Six Weeks Ended
	July 3,	April 3,	July 4,	July 3,	July 4,
	2005	2005	2004	2005	2004

NET SALES:
Products	$82,312	$95,753	$86,551	$178,065	$170,825
Service	25,181	25,240	21,917	50,421	42,737
Total net sales	107,493	120,993	108,468	228,486	213,562

COST OF SALES:
Products	52,840	53,475	49,569	106,315	98,969
Service	17,992	18,581	15,138	36,573	28,801
Total cost of sales	70,832	72,056	64,707	142,888	127,770

Gross profit	36,661	48,937	43,761	85,598	85,792

OPERATING EXPENSES:
Research and development	15,867	16,187	13,131	32,054	26,698
Selling, general and administrative	25,174	25,313	22,764	50,487	42,878
Amortization of purchased technology	1,517	1,342	1,413	2,859	2,826
Asset impairment	37,513			37,513
Restructuring, reorganization and relocation	1,124	—	488	1,124	707
Total operating expenses	81,195	42,842	37,796	124,037	73,109

OPERATING INCOME (LOSS)	(44,534)	6,095	5,965	(38,439)	12,683

OTHER INCOME (EXPENSE):
Interest income	1,905	1,814	1,288	3,719	2,351
Interest expense	(3,982)	(2,507)	(2,611)	(6,489)	(5,079)
Other expense, net	(993)	(216)	57	(1,209)	(2,355)
Total other expense, net	(3,070)	(909)	(1,266)	(3,979)	(5,083)

INCOME (LOSS) BEFORE TAXES	(47,604)	5,186	4,699	(42,418)	7,600

INCOME TAX EXPENSE	19,750	1,763	1,645	21,513	2,660

NET INCOME (LOSS)	$(67,354)	$3,423	$3,054	$(63,931)	$4,940

PER SHARE DATA:
Basic earnings (loss) per share	$(2.01)	$0.10	$0.09	$(1.91)	$0.15
Diluted earnings (loss) per share	$(2.01)	$0.09	$0.08	$(1.91)	$0.12

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	33,544	33,456	33,241	33,500	33,213
Diluted	33,544	39,878	39,734	33,500	39,724

	Thirteen Weeks Ended			Twenty Six Weeks Ended
	July 3,	April 3,	July 4,	July 3,	July 4,
	2005	2005	2004	2005	2004

NET SALES:
Products	76.6%	79.1%	79.8%	77.9%	80.0%
Service	23.4%	20.9%	20.2%	22.1%	20.0%
Total net sales	100.0%	100.0%	100.0%	100.0%	100.0%

COST OF SALES:
Products	49.2%	44.2%	45.7%	46.5%	46.3%
Service	16.7%	15.4%	14.0%	16.0%	13.5%
Total cost of sales	65.9%	59.6%	59.7%	62.5%	59.8%

Gross profit	34.1%	40.4%	40.3%	37.5%	40.2%

OPERATING EXPENSES:
Research and development	14.8%	13.4%	12.1%	14.0%	12.5%
Selling, general and administrative	23.4%	20.9%	21.0%	22.1%	20.1%
Amortization of purchased technology	1.4%	1.1%	1.3%	1.3%	1.3%
Asset impairment	34.9%	0.0%	0.0%	16.4%	0.0%
Restructuring, reorganization and relocation	1.0%	0.0%	0.4%	0.5%	0.3%
Total operating expenses	75.5%	35.4%	34.8%	54.3%	34.2%

OPERATING INCOME (LOSS)	-41.4%	5.0%	5.5%	-16.8%	5.9%

OTHER INCOME (EXPENSE):
Interest income	1.8%	1.5%	1.2%	1.6%	1.1%
Interest expense	-3.7%	-2.1%	-2.4%	-2.8%	-2.4%
Other expense, net	-0.9%	-0.2%	0.1%	-0.5%	-1.1%
Total other expense, net	-2.9%	-0.8%	-1.2%	-1.7%	-2.4%

INCOME (LOSS) BEFORE TAXES	-44.3%	4.3%	4.3%	-18.6%	3.6%

INCOME TAX EXPENSE	18.4%	1.5%	1.5%	9.4%	1.2%

NET INCOME (LOSS)	-62.7%	2.8%	2.8%	-28.0%	2.3%

FEI COMPANY

Supplemental Data

($ In Millions Except Per Share Amounts)

(Unaudited)

	Q2 Ended	Q1 Ended	Q2 Ended
	7/3/2005	4/3/2005	7/4/2004
Income Statement Highlights
Consolidated sales	$107.5	$121.0	$108.5
Gross margin	34.1%	40.4%	40.3%
R & D spending	$15.9	$16.2	$13.1
R & D (% of sales)	14.8%	13.4%	12.1%
SG&A	$25.2	$25.3	$22.8
SG&A (% of sales)	23.4%	20.9%	21.0%
Net income (loss) - GAAP	$(67.4)	$3.4	$3.1
Diluted earnings (loss) per share - GAAP	$(2.01)	$0.09	$0.08
Sales by Business Segment
MicroElectronics	$45.9	$57.7	$54.4
Electron Optics	$34.7	$36.1	$29.5
Service	$25.2	$25.2	$21.9
Components	$1.7	$2.0	$2.7
Sales by Market Sector
Semiconductor	$43.9	$60.4	$55.4
Data Storage	$13.3	$7.5	$11.5
I & I	$50.3	$53.1	$41.5
Sales by Geography
North America	$33.8	$33.7	$46.9
Europe	$47.4	$45.2	$24.7
Asia Pacific	$26.3	$42.1	$36.8
Bookings
Total	$112.8	$124.3	$125.4
Book to bill ratio	1.05	1.03	1.16
Backlog - total	$168.6	$163.3	$141.9
Backlog - Service	$40.7	$39.6	$31.5
Bookings by Business Segment
MicroElectronics	$44.1	$40.1	$70.1
Electron Optics	$40.7	$48.4	$32.8
Service	$26.2	$33.9	$19.7
Components	$1.8	$1.9	$2.8
Bookings by Market Sector
Semiconductor	$32.3	$48.2	$66.1
Data Storage	$15.1	$9.6	$15.0
I & I	$65.4	$66.4	$44.3
Balance Sheet Highlights
Cash, equivalents, investments, restricted cash	$276.1	$359.7	$311.3
Operating cash (used) generated	$(11.9)	$29.6	$10.8
Accounts receivable	$116.9	$135.4	$123.3
Days sales outstanding (DSO)	99	102	104
Inventory turnover	3.1	3.1	2.8
Inventories	$92.0	$92.6	$92.2
Property, plant and equipment	$65.3	$71.3	$72.4
Fixed asset investment (during quarter)	$4.7	$4.4	$3.7
Depreciation expense	$4.0	$4.1	$3.9
Current liabilities	$139.7	$151.4	$106.7
Working Capital	$316.0	$426.1	$431.9
Shareholders’ equity	$293.3	$374.6	$341.8
Headcount (permanent and temporary)	1,780	1,813	1,715